As filed with the Securities and Exchange Commission on June 26, 2009

Registration No. 333-153630

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

I-many, Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-0524931
(State or other jurisdiction of incorporation or organization)	(I.R.S employer Identification No.)

399 Thornall Street, 12th Floor, Edison, NJ	08837
(Address of Principal Executive Offices)	(Zip Code)

2008 Stock Incentive Plan

(Full title of the plan)

Robert G. Schwartz, Jr.

General Counsel

I-many, Inc.

511 Congress Street

Portland, ME 04101

(Name and address of agent for service)

(207) 228-2298

(Telephone number, including area code, of agent for service)

COPY TO:

Bruce K. Fenton, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, Pennsylvania 19103

(215) 981-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (“Post-Effective Amendment”), filed by I-many, Inc., a Delaware corporation (the “Company”), removes from registration all shares of the Company’s common stock, par value 0.0001 per share (“Common Stock”), registered under the Registration Statement on Form S-8 (Registration Number 333-153630) filed by the Company on September 23, 2008 (the “Registration Statement”) with the Securities and Exchange Commission pertaining to the registration of 9,483,326 shares of Common Stock relating to the I-many, Inc. 2008 Stock Incentive Plan.

On April 29, 2009, the Company entered into an Agreement and Plan of Merger with Sapphire Stripe Holdings, Inc., a Delaware corporation (“Holdings”), and Sapphire Stripe Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Holdings (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (as amended from time to time, the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Holdings (the “Merger Agreement”).

On June 25, 2009, the Company held a special meeting of shareholders at which the Company’s shareholders adopted the Merger Agreement. The Merger became effective at 10:42 a.m. on June 25, 2009 (the “Effective Time”). At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive $0.61 in cash, without interest.

As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain available for issuance and sale thereunder as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Act”), and in accordance with Rule 478(a)(4) under the Act, I-many, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Edison, New Jersey, on the 26th day of June, 2009.

I-many, Inc.

By:	/s/ Kevin M. Harris
Kevin M. Harris
Chief Financial Officer